UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Sajan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Sajan, Inc.

625 Whitetail Boulevard
River Falls, WI 54022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON               , 2010

TO THE STOCKHOLDERS OF SAJAN, INC.:

Please Take Notice that Sajan, Inc. will hold its Annual Meeting of Stockholders at the offices of Sajan, Inc., 625 Whitetail Boulevard, River Falls, Wisconsin (at the intersection of South U.S. 35 and Whitetail Boulevard), on                ,                    , 2010 at 3:30 p.m. local time, or at any adjournment or adjournments thereof. We are holding the meeting for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect members of the Sajan Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.	To consider and vote on an amendment to the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to a total of 35,000,000;

3.	To consider and vote on amendments to the Amended and Restated 2004 Long-Term Incentive Plan;

4.
To ratify the appointment by the Audit Committee of Sajan’s Board of Directors of Baker Tilly Virchow Krause, LLP as Sajan’s independent registered public accounting firm for the year ending December 31, 2010; and

5.	To transact any other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our common stock at the close of business on April 30, 2010 will be entitled to vote at the meeting or any adjournments thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report on Form 10-K for the year ended December 31, 2009 also accompanies this Notice.

You can vote your shares by completing and returning the enclosed proxy card/

By Order of the Board of Directors,

DOUGLAS RAMLER
Secretary

________, 2010

Your vote is important. To vote your shares, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed return envelope.

SAJAN, INC.

625 Whitetail Boulevard
River Falls, WI 54022

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS
to be held on                  , 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sajan, Inc., a Delaware corporation, (“Sajan,” the “Company,” “we,” “our” or “us”) for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Sajan corporate offices, 625 Whitetail Boulevard, River Falls, Wisconsin (at the intersection of South U.S. 35 and Whitetail Boulevard), at 3:30 p.m. local time on                  , 2010.

Purposes of the Annual Meeting

The purposes of Annual Meeting are:

1.	To elect members of the Sajan Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.	To consider and vote on an amendment to the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to a total of 35,000,000;

3.	To consider and vote on amendments to the Amended and Restated 2004 Long-Term Incentive Plan;

4.
To ratify the appointment by the Audit Committee of Sajan’s Board of Directors of Baker Tilly Virchow Krause, LLP as Sajan’s independent registered public accounting firm for the year ending December 31, 2010; and

5.	To transact any other business as may properly come before the meeting or any adjournments thereof.

This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about                  , 2010.

An Important Note on Language

Throughout this Proxy Statement, unless specifically noted or the context otherwise requires, references to the “Company”, “we”, “our” and “Sajan” are references to Sajan, Inc., a Delaware corporation, and its direct and indirect subsidiaries on a post-Merger basis and references to “MathStar, Inc. or “MathStar” are to MathStar, Inc., a Delaware corporation on a pre-Merger basis.

Reverse Merger Transaction

An Agreement and Plan of Merger dated January 8, 2010 (the “Merger Agreement”), was entered into by and among MathStar, Inc., a Delaware corporation; Sajan, Inc. a privately held Minnesota corporation whose business was providing language translation technology and service; Garuda Acquisition, LLC, a wholly-owned subsidiary of MathStar, now known as Sajan, LLC; and Thomas Magne, solely in his capacity as agent for the holders of common stock of pre-Merger Sajan, Inc. Under the terms of the Merger Agreement, pre-Merger Sajan, Inc. was merged with and into Sajan, LLC, which was formerly known as Garuda Acquisition, LLC (the “Merger”) and became our wholly-owned subsidiary. The Merger was closed and effective on February 23, 2010. In connection with the Merger, we elected new officers and five of the seven current directors were directors of pre-Merger Sajan, Inc. There are no agreements or understandings among the former pre-Merger Sajan, Inc. directors and MathStar directors with respect to election of our directors.

Solicitation

Sajan will pay the cost of soliciting proxies for the Annual Meeting. In addition to soliciting proxies by mail, we may solicit proxies personally or by telephone, facsimile or other means of communication by our directors, officers and employees. These persons will not specifically be compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. We will also arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. We will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

Record Date and Shares Outstanding

Only holders of record of our common stock at the close of business on April 30, 2010 will be entitled to vote at the Annual Meeting or any adjournments thereof. There were [_________] shares of our common stock and no shares of our preferred stock outstanding on the record date. Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Quorum

A quorum, consisting of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before any action can be taken by the stockholders at the Annual Meeting. The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under New York Stock Exchange rules that apply to all brokers. These rules allow brokerage firms to vote their clients’ shares held in street name on routine matters if the clients do not provide voting instructions. If your brokerage firm votes your shares on a routine matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting. Abstentions and withheld votes are counted as present and entitled to vote for purposes of determining a quorum.

The stockholders present at the Annual Meeting may continue to transact business until adjournment, even though enough stockholders have left the meeting to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in the Annual Meeting. If the Annual Meeting is adjourned for any reason, the approval of the proposals may be considered and voted upon by stockholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original Annual Meeting except for any proxies that have been properly withdrawn or revoked.

Voting of Proxies

Each proxy returned to us will be voted according to the instructions on the proxy. If no instructions are indicated, the shares will be voted (i) for the election of the nominees for the Board of Directors named in this Proxy Statement; (ii) for the amendment to the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to a total of 35,000,000; (iii) for approval of the amendments to the Amended and Restated 2004 Long-Term Incentive Plan; (iv) for the ratification of the appointment by the Audit Committee of Sajan's Board of Directors of Baker Tilly Virchow Krause, LLP as Sajan's independent registered public accounting firm for the year ending December 31, 2010. Although the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, all proxies returned to Sajan will be voted on any such matter according to the judgment of the proxy holders.

Vote Required

A plurality of the votes cast is required for the election of directors. This means that the seven director nominees with the most votes are elected.

The affirmative vote of a majority of the shares of common stock of Sajan represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to approve the amendments to the Amended and Restated 2004 Long-Term Incentive Plan and the ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares outstanding on the record date is required to approve the amendment to Sajan's Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 35,000,000.

Abstentions are counted as present and entitled to vote and will have the same effect as a vote against a proposal. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes, are not counted as votes "for" or "against" proposals for which your broker does not have discretionary voting power. At this Annual Meeting, your broker has discretionary voting power only on the proposal to ratify the independent registered public accounting firm.

Revocability of Proxies

Any person giving a proxy for the Annual Meeting has the power to revoke it at any time before it is voted by:

•	sending a written notice of revocation dated after the date of the proxy to our Corporate Secretary, Douglas Ramler, in care of Sajan, Inc. at 625 Whitetail Boulevard, River Falls, Wisconsin 54022;

•	submitting a properly signed proxy with a later date to our Corporate Secretary; or

•	attending the Annual Meeting and voting in person.

If a broker, bank or other nominee holds your shares, you must contact it in order to find out how to revoke your proxy.

Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy.

Other Business

Although the notice of Annual Meeting provides for the transaction of such other business as may properly come before the Annual Meeting, our Board of Directors currently has no knowledge of any matters to be presented at the Annual Meeting other than those referred to in this proxy statement and on the enclosed form of proxy. The enclosed proxy gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

FINANCIAL INFORMATION

Our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission including, but not limited to the balance sheets and the related statements of operations, stockholders’ equity and cash flows for MathStar for the years ended December 31, 2009 and 2008 accompanies these materials. A copy of the 2009 Annual Report on Form 10-K may be obtained without charge upon request to our Chief Executive Officer. Requests should be directed to Mr. Shannon Zimmerman, Sajan, Inc. 625 Whitetail Boulevard, River Falls, Wisconsin 54022. Our 2009 Annual Report on Form 10-K is also available on our website at www.sajan.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Sajan’s business and affairs are managed under the direction of its Board of Directors. All of our directors are elected at each Annual Meeting to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal. If any of the nominees for director at the Annual Meeting becomes unavailable for election for any reason (none being presently known), the proxy holders named in the proxy will have discretionary authority to vote, pursuant to the proxy, for a suitable substitute or substitutes selected in accordance with the best judgment of the proxy holders.

The affirmative vote of a plurality of the shares of common stock of Sajan represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of directors.

The Board of Directors recommends that the stockholders vote for the slate of nominees named in the table below.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the seven persons named in the table below for election as directors (all information is as of March 31, 2010):

Name	Age	Positions	Director Since
Shannon Zimmerman	38	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer	February 2010
Angela (Angel) Zimmerman	37	Director, Chief Operating Officer	February 2010
Vern Hanzlik	52	Director, Chief Marketing Officer and President of Sajan Software Ltd.	February 2010
Richard C. Perkins	56	Director, member of the Audit Committee	February 2009

Name	Age	Positions	Director Since
Michael W. Rogers	54	Director, Chairman of the Governance and Nominating Committee member of the Audit and Compensation Committees	February 2010
Benno G. Sand	55	Director, Chairman of the Audit Committee, member of the Compensation and Governance and Nominating Committees	August 2001
Kris Tufto	51	Director, Chairman of the Compensation Committee, member of the Audit and Governance and Nominating Committees	February 2010

Each of these nominees is presently serving on our Board of Directors and has served continuously as a member of our Board since the month and year indicated. The Board of Directors has determined that each of Benno G. Sand, Richard C. Perkins, Michael W. Rogers, and Kris Tufto qualifies as an independent director under the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”). Accordingly, the Board is composed of a majority of independent directors as required by NASDAQ’s Marketplace Rules.

Biographical information about our Board members follows:

Shannon Zimmerman. Mr. Zimmerman became the Company’s President, Chief Executive Officer, interim Chief Financial Officer and Chairman on the date of the Merger, and continues to hold these positions. He co-founded pre-Merger Sajan, Inc. in 1998 along with Angela Zimmerman, and served as its Chairman and Chief Executive Officer from inception until the date of the Merger. Mr. Zimmerman is the spouse of Angela Zimmerman. Mr. Zimmerman has served in technology focused and strategic business leadership roles in the telecommunications, healthcare, manufacturing and service industries.

Mr. Zimmerman’s experience as Chief Executive and co-founder of pre-Merger Sajan, Inc. gives him unique insights into the Company’s challenges, opportunities and operations.

Angela (Angel) Zimmerman. Ms. Zimmerman became the Company’s Chief Operating Officer and a director on the date of the Merger. She co-founded pre-Merger Sajan, Inc. in 1998, and served as its President, Chief Operating Officer, Treasurer and a director from inception until the date of the Merger. While in that position, Ms. Zimmerman analyzed and developed the Company’s global language business model. She also introduced the ISO quality certification process and oversaw the initial ISO 9000 certification. In her position as COO, Ms. Zimmerman is responsible for continual analysis of the global language business model and adapting the model to meet growing needs and demands of a global economic environment. She also develops strategies related to international and domestic expansion and integrates those new locations into the Company’s global language service model. She is also responsible to establish quality and customer satisfaction levels and to continuously monitor the Company’s level of service excellence. Additionally, Ms. Zimmerman manages and oversees the qualifications of over 2,000 independent translators used by Sajan. Ms. Zimmerman is the spouse of Shannon Zimmerman.

Ms. Zimmerman’s experience as Chief Operating Officer and co-founder of pre-Merger Sajan, Inc. and her expertise in service level quality, gives her unique insights into the Company’s challenges, opportunities and operations.

Vern Hanzlik. Mr. Hanzlik became the Company’s Chief Marketing Officer and a director on the date of the Merger. He served as a director of pre-Merger Sajan, Inc. from April 2006 until the date of the Merger, as its Chief Marketing Officer from December 2006 until the date of the Merger, and as President of Sajan Software Ltd. since June 2009. Mr. Hanzlik was a co-founder of Stellent, Inc., which was a publicly-held provider of content and document management software and services located in Eden Prairie, Minnesota, until it was acquired by Oracle Corporation in 2006. While with Stellent, Inc., he served as Vice President of Product Marketing and Business Development from 1995 to 1999, as President and Chief Executive Officer from 1999 through March 2003, and as Executive Vice President of Compliance and Strategic Alliances from January 2004 through February 2006.

Mr. Hanzlik’s experience as Chief Marketing Officer and President of Sajan, Software, Ltd., our international subsidiary company based in Ireland, provides the Board with a global perspective from a sales and marketing, operations and growth strategy perspective.

Richard C. Perkins, CFA. Mr. Perkins has been a Director of the Company since February 26, 2009. He is a Chartered Financial Analyst (“CFA”), has been Executive Vice President and Portfolio Manager of Perkins Capital Management, Inc. since 1990, and has over 30 years of experience in the investment business. From 1978 until 1990, Mr. Perkins was an Investment Executive with Piper, Jaffray & Hopwood, Incorporated, an investment banking firm. From 1975 through 1977, he was a Grain Merchandiser with General Mills, Inc. Mr. Perkins served as President of the Board of Directors, YMCA Camp Olson in Rochester, Minnesota from 1983 through 1986 and again from 2004 through 2006. He has also served on the boards of several privately-held companies.

Mr. Perkins’ extensive knowledge of the capital markets and accounting issues from his experience as Executive Vice President and Portfolio Manager of Perkins Capital Management and Investment Executive with Piper, Jaffray & Hopwood, Inc., is valuable to our Board’s discussions of the Company’s capital and liquidity needs.

Michael W. Rogers. Mr. Rogers became a Director of the Company on the date of the Merger. He served as a member of the Board of Directors of pre-Merger Sajan, Inc. from April 2006 until the date of the Merger. He is currently a Senior Management Consultant to entrepreneurs of emerging companies in the computer software industry and has worked in this capacity since 2006. From March 2002 until 2006, he served as a consultant to several early-stage technology companies. In 1985, Mr. Rogers founded Ontrack Data International, Inc., a once publicly-held provider of computer data recovery services and electronic discovery services located in Eden Prairie, Minnesota, which was acquired by Kroll, Inc. in June 2002. He served as Chief Executive Officer of Ontrack Data International, Inc. from 1986 to 2001, and as Chairman from 1989 to 2002. During his tenure with Ontrack Data International, Inc., he identified opportunities for and successfully led the Company’s expansion into England, Japan, Germany, France and elsewhere internationally as well as within the United States. During the same period, Ontrack grew from 6 employees to over 400 employees. At the time of the merger with Kroll, Ontrack’s annual revenues exceeded $55 million.

Mr. Rogers brings to the Board, entrepreneurial experience with early-stage technology companies, and expertise in transitioning companies from single location entities to global enterprises.

Benno G. Sand. Mr. Sand has been a Director of the Company since August 2001. He is Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, Inc. (NASDAQ: FSII), a global supplier of wafer-cleaning and resist-processing equipment and technology, and he has served in such positions since January 2000. Mr. Sand also serves on the board of Digitiliti, Inc. (DIGI: OTC), which develops and markets on-line management services. He also serves on the boards of several subsidiaries of FSI International, Inc. and other privately-held companies. Throughout his career, Mr. Sand has served as a director of various public and private companies and several community organizations.

Mr. Sand’s extensive knowledge of the capital markets and accounting issues from his experience as Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, a public reporting company listed on the NASDAQ exchange, as well as his director position with Digitiliti, Inc., brings to our Board the perspective of a leader facing a similar set of current external economic, social and governance issues.

Kris Tufto. Mr. Tufto joined the Company’s Board of Directors on the date of the Merger. He served as a member of pre-Merger Sajan, Inc.’s Board of Directors from February 2006 until the date of the Merger. He is currently Vice President of Global Sales for Code42 Software, Inc., a software development company specializing in backup software for homes and businesses. From May 2008 to January 2010, he was President and Chief Executive Officer of MarketingBridge, LLC, a company providing internet connectivity. From April 2005 until April 2008, he served as an executive with or consultant to several early-stage technology companies. Mr. Tufto was President and Chief Executive Officer of Jasc Software, Inc., a provider of digital imaging software based in Eden Prairie, Minnesota, from March 1998 through March 2005. Jasc Software, Inc. was acquired by Corel Corporation in 2004.

Mr. Tufto, also brings to the Board, entrepreneurial experience and expertise in early-stage technology companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2009, our Board of Directors met 33 times and acted one time by written action. During 2009, all directors attended all of the meetings of the Board of Directors. Directors’ committee attendance is discussed below.

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. During 2009, neither the Compensation Committee nor the Governance and Nominating Committees met, rather the Board of Directors addressed any issues which may have been previously addressed by those respective Committees.

Executive sessions; Attendance at Annual Meeting of Stockholders

The Audit Committee has adopted a policy of meeting in executive session, without management being present, on a regular basis. During 2009, the members of the Audit Committee met in executive session one time.

It is the policy of the Board that each member of the Board should attend Sajan’s annual meeting of stockholders whenever practical and that at least one member of the Board must attend each annual meeting. Mr. Douglas M. Pihl, MathStar’s Chief Executive Officer and Chief Financial Officer during 2009, attended the annual meeting of stockholders held on June 10, 2009. Messrs. Sand and Perkins also attended the June 10, 2009 stockholders’ meeting.

Audit Committee

The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk, and our compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee also oversees our policies regarding related party transactions.

The members of our Audit Committee are Benno G. Sand, who serves as chair of the committee, Richard C. Perkins, Michael W. Rogers and Kris Tufto. Our Board of Directors has determined that Mr. Benno Sand is an “audit committee financial expert,” as that term is defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board of Directors has determined that each member of our Audit Committee is independent under the listing standards of The NASDAQ Stock Market and each member of our Audit Committee is independent pursuant to Rule 10A-3 of the Securities and Exchange Act of 1934.

The Board of Directors has determined that each of the Audit Committee members is able to read and understand fundamental consolidated financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

The Board adopted the Audit Committee Charter on March 30, 2010. A copy of the Audit Committee Charter is available on our website, free of charge, at www.sajan.com. References to our website are not intended to and do not incorporate information found on the website into this Proxy statement. You may also obtain a copy of the charter, free of charge, by writing to us at Sajan, Inc., Attention: Shannon Zimmerman, 625 Whitetail Boulevard, River Falls, Wisconsin 54022.

Compensation Committee

The Compensation Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness, and other relevant considerations, and administering our equity incentive plans. The members of our Compensation Committee are Kris Tufto, who serves as chair of the committee, Michael Rogers and Benno Sand. Our Board of Directors has determined that the composition of our Compensation Committee meets the independence requirements of The NASDAQ Stock Market required for approval of the compensation of our Chief Executive Officer and other executive officers.

The Board adopted the Compensation Committee Charter on March 30, 2010. A copy of the Compensation Committee Charter is available on our website, free of charge, at www.sajan.com. You may also obtain a copy of the charter, free of charge, by writing to us at Sajan, Inc., Attention: Shannon Zimmerman, 625 Whitetail Boulevard, River Falls, Wisconsin 54022.

Governance and Nominating Committee

The Governance and Nominating Committee (“Governance Committee”) is responsible for recommending candidates for election to the Board of Directors. The Governance Committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, new director orientation, committee structure and membership, succession planning of our Chief Executive Officer and other key executive officers, and communications with stockholders. The members of our Governance Committee are Michael Rogers, who serves as the chair of the committee, Benno Sand and Kris Tufto. Our Board of Directors has determined that the composition of our Governance Committee meets the independence requirements of The NASDAQ Stock Market required for director nominations.

The Board adopted the Governance Committee Charter on March 30, 2010. A copy of the Governance Committee Charter is available on our website, free of charge, at www.sajan.com. You may also obtain a copy of the charter, free of charge, by writing to us at Sajan, Inc., Attention: Shannon Zimmerman, 625 Whitetail Boulevard, River Falls, Wisconsin 54022.

Board Leadership Structure

Mr. Zimmerman serves as the Chairman of the Board. Mr. Zimmerman is also the Company’s Chief Executive Officer, Interim Chief Financial Officer and President. Given the recent change from a shell company to an operating company as a result of the Merger, Mr. Zimmerman currently serves as both the Chairman and Chief Executive Officer. The Board is evaluating whether to appoint a separate chairman of the Board or, in the alternative, appoint a lead independent director. The Board is also evaluating its role in risk oversight, how it will administer its oversight function and the effect risk oversight has on the Board’s leadership structure.

CODE OF ETHICS

We adopted a Code of Ethics on March 30, 2010 which governs the conduct of our officers, directors and employees in order to promote honesty, integrity, loyalty and the accuracy of our consolidated financial statements. Our Code of Ethics replaces the MathStar Code of Business Conduct and Ethics in its entirety. You may obtain a copy of the Code of Ethics without charge by writing us and requesting a copy, attention: Shannon Zimmerman, 625 Whitetail Drive, River Falls, Wisconsin 54022 or by calling us at (715) 426-9505. Our Code of Ethics is also available on our website at www.sajan.com. Any amendment to, or waiver from, the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to any of those officers will be posted to the same location on our website.

QUALIFICATIONS OF CANDIDATES FOR ELECTION TO THE BOARD

The Governance Committee identifies and recommends candidates believed by it to be qualified to stand for election as directors of Sajan or to fill any vacancies on the board. In identifying director candidates, the Governance Committee may retain third party search firms.

In order to evaluate and identify director candidates, the Governance Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board. The Governance Committee seeks highly qualified and experienced director candidates and considers many factors in evaluating such candidates, including issues of character, judgment, independence, background, age, expertise, diversity of experience, length of service and other commitments. The Governance Committee does not assign any particular weight or priority to any of these factors. The Board's Governance Committee has established the following minimum requirements for director candidates: being able to read and understand fundamental consolidated financial statements; having at least 10 years of relevant business experience; having no identified conflicts of interest as a director of Sajan; having not been convicted in a criminal proceeding other than traffic violations during the ten years before the date of selection; and being willing to comply with the Sajan Code of Ethics. The Governance Committee retains the right to modify these minimum qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered. Given the recent change from a shell company to an operating company as a result of the Merger, we have not determined whether or not to adopt a policy on diversity related to the composition of our Board of Directors.

The Governance Committee may review director candidates by reviewing information provided to it, through discussions with persons familiar with the candidate, or other actions that the Governance Committee deems proper. After such review and consideration, the Governance Committee designates any candidates who are to be interviewed and by whom they are to be interviewed. After interviews, the Governance Committee recommends for Board approval any new directors to be nominated.

STOCKHOLDER RECOMMENDATIONS FOR DIRECTORS

Stockholders who have owned at least 10,000 shares of our common stock for at least a 12-month period may make recommendations to the Governance Committee for potential board members as follows:

The recommendation must be made in writing to Sajan, Inc., Attention: Corporate Secretary, 625 Whitetail Boulevard, River Falls, Wisconsin 54022, and it must be received by Sajan at least 120 days before the next annual meeting of stockholders.

The recommendation must include the director candidate's name; home and business contact information; detailed biographical data and qualifications (including at least ten years of employment history); whether the candidate can read and understand consolidated financial statements; information regarding any relationships between the candidate and Sajan within the last three years; and evidence of the recommending person's ownership of Sajan common stock.

The recommendation must contain a statement from the recommending stockholder in support of the candidate; a list of the candidate's professional references; and a description of the candidate's qualifications, particularly those that pertain to board membership, including qualifications related to character, judgment, diversity, age, independence, expertise, corporate experience, length of service and other commitments.

The recommendation must include other information sufficient to enable the Governance Committee to evaluate the minimum qualifications stated above under the section of this proxy statement entitled "Qualifications of Candidates for Election to the Board."

It must also include a statement from the director candidate indicating that he or she consents to serve on the board and could be considered "independent" under NASDAQ's Marketplace Rules and the applicable rules and requirements of the Securities and Exchange Commission in effect at that time.

If a director candidate is eligible to serve on the board of directors, and if the recommendation is proper, the Governance Committee then will deliberate and make its recommendation to the Board regarding the board candidate.

The Governance Committee will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our stockholders may contact our Board of Directors, or any Committee of our Board, by regular mail at Sajan, Inc., Attention: Chief Executive Officer, 625 Whitetail Boulevard, River Falls, Wisconsin 54022. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board, as appropriate.

DIRECTOR COMPENSATION

In anticipation of the completion of the Merger, Messrs. Sand and Perkins, previous directors of MathStar, Inc. were appointed to the Board of Managers of Sajan, LLC on December 9, 2009 and served in both capacities until the date of the Merger at which time they continued only as directors of the Company. The table below delineates director compensation for the Company directors while on MathStar’s Board of Directors for the year ended December 31, 2009. Compensation received by executive management directors is included in the respective executive compensation tables above. No compensation was paid to the Board of Managers of Sajan, LLC during the year ended December 31, 2009.

	MathStar, Inc.
Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total Compensation
Benno G. Sand	$34,000	$700	$34,700

Merrill A. McPeak (3)	$32,250	$700	$32,950

Richard C. Perkins	$31,500	$2,650	$34,150

Morris Goodwin, Jr. (3)	$2,250	$0	$2,250

Michael O. Maerz (3)	$10,500	$0	$10,500

(1)
The amounts shown for option awards reflect the aggregate full grant date value as determined under ASC Topic 718 – Compensation – Stock Compensation. Refer to “Note 5 – “Stock -Based Compensation” in the audited consolidated financial statements included in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions used in calculating the award amount. On February 26, 2009, Mr. Perkins was automatically granted a 10-year option under the Amended and Restated 2004 Long-Term Incentive Plan (“2004 Incentive Plan”) to purchase 5,000 shares of MathStar common stock at an exercise price of $0.88 per share with a grant date fair value of $2,650. This option vests annually as to one-third of the shares subject to the option on each of February 26, 2010, 2011 and 2012, but only if Mr. Perkins is then a director of the Company. On October 26, 2009, each of Mr. Sand and Mr. McPeak was automatically granted a 10-year option under the 2004 Incentive Plan to purchase 1,000 shares at an exercise price of $1.30 per share with a grant date fair value of $700. Mr. Sand’s option vests as to all of the shares on October 25, 2010, but only if he is then a director of MathStar. Mr. McPeak’s option is fully vested.

(2)
As of December 31, 2009, Mr. Sand had outstanding options to purchase 15,667 shares, which were vested as to 14,667 shares and not vested as to 1,000 shares; Mr. McPeak had outstanding options to purchase 9,000 shares, which were vested as to 8,000 shares and not vested as to 1,000 shares; Mr. Perkins had outstanding options to purchase 5,000 shares, which were not vested; and Mr. Goodwin and Mr. Maerz had no outstanding options.

(3)
Mr. Goodwin resigned from MathStar’s Board of Directors on February 23, 2009, and Mr. Maerz resigned from MathStar’s Board of Directors on June 22, 2009. Mr. McPeak resigned from MathStar’s Board of Directors on the date of the Merger.

MathStar Board of Director Compensation Structure

MathStar’s non-employee directors received a cash retainer of $1,500 per quarter plus a meeting fee of $750 per board meeting. The chairperson of the Audit Committee received $1,000 per meeting of the Audit Committee, and the other members of the Audit Committee received $750 per meeting of the Audit Committee. The chairpersons of the Compensation Committee and the Governance Committee received $750 per Committee meeting, and the other members of such Committees received $500 per committee meeting.

Under the 2004 Incentive Plan, non-employee directors automatically receive an option to purchase 5,000 shares of the Company’s common stock when they are initially elected or appointed to our Board of Directors, which vests as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as they are directors of the Company. Non-employee directors also automatically receive an option to purchase 1,000 shares upon each anniversary date of the initial grant to them so long as they are then the Company directors, which vests as to all of the shares subject to the option on the first anniversary date of the date of grant of the option if they are then directors of the Company. The exercise price of these options is equal to the closing price of the Company’s common stock on the grant date of the option, and all options expire 10 years after the date of grant. Under the automatic grant provisions of the 2004 Incentive Plan, Mr. Perkins received a 10-year option on February 26, 2009 to purchase 5,000 shares at an exercise price of $0.88 per share and a 10-year option on February 26, 2010 to purchase 1,000 shares at an exercise price of $1.60 per share, and on October 26, 2009, Mr. Sand and Mr. McPeak each received a 10-year option to purchase 1,000 shares at an exercise price of $1.30 per share. In addition, under the automatic grant provisions of the 2004 Incentive Plan, as of the date of the Merger, each of Michael W. Rogers and Kris Tufto, as independent directors of the Company, were automatically granted a 10-year option to purchase 5,000 shares at an exercise price equal to $1.65 per share, which was the fair market value of the Company’s common stock as of the date of the Merger.

Sajan Board of Director Compensation Structure

The Compensation Committee of the Company’s Board of Directors is currently developing a director compensation structure for presentation to the full Board of Directors.

PROPOSAL NO. 2
INCREASE SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

The Company is proposing an amendment to its Certificate of Incorporation, as amended, to increase in the number of shares of common stock authorized for issuance from 18,000,000 to a total of 35,000,000.

The Company currently has 18,000,000 shares of common stock and 10,000,000 shares of preferred stock authorized for issuance under its Certificate of Incorporation, as amended. As of [March 31], 2010, there were 16,009,331 shares of common stock issued and outstanding, and another 1,200,000 and 700,400 shares of common stock reserved for issuance or issuable upon the exercise of outstanding options and warrants, respectively.

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to provide the Company greater flexibility for potential future business needs. The additional authorized shares of common stock will be available for issuance by the Board of Directors for various corporate purposes, including potential additional future stock splits, stock dividends, financing transactions, acquisitions of other companies or businesses, grants under employee benefit plans and other corporate purposes. Having this additional authorized common stock available for future use will allow the Company to issue additional shares for such purposes without the expense and delay of arranging a special meeting of stockholders. For example, without stockholder approval for an increase in authorized shares, the Board of Directors would not be able to take full advantage of the increase in authorized shares for the 2004 Incentive Plan requested as part of Proposal No. 3 of this Proxy Statement.

Accordingly, the Board of Directors has authorized and directed the Company to submit for stockholder approval a proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock to 35,000,000. The Company does not have any current contractual commitments or arrangements to issue any additional shares of common stock other than with respect to currently reserved shares issuable upon exercise of outstanding stock options or stock options granted under the 2004 Incentive Plan, or upon exercise of outstanding warrants.

The issuance of additional shares of common stock by the Company may potentially have an anti-takeover effect by making it more difficult to obtain stockholder approval of various transactions. For example, the proposed increase in the number of authorized shares could enable the Board of Directors to issue shares of stock to render more difficult an attempt by another person or entity to obtain control of the Company. Presently, the Board of Directors has no intention of issuing additional shares for such purposes and has no knowledge of any takeover efforts.

The amendment will consist of a revision of the Company’s Certificate of Incorporation, as amended, to amend and restate Article 4A as follows (the remaining text of the Certificate of Incorporation would remain unchanged by this amendment):

“ARTICLE 4.
Capital Stock

A.           The total number of shares of stock of all classes which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares, consisting of Thirty-Five Million (35,000,000) shares of common stock, $0.01 per share par value, and Ten Million (10,000,000) shares of preferred stock, $0.01 per share par value.”

Authorized but unissued shares of common stock of the Company may be issued at such times, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company’s stockholders, except as otherwise required by applicable corporate law or the applicable listing standards of any exchange or automated quotation system on which the Company’s securities are traded.

The authorization of additional shares called for by this proposal will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Under our current Certificate of Incorporation, stockholders do not have pre-emptive rights. Nothing in the proposed amendment will provide any pre-emptive rights to any holders of our common stock. Therefore, should the Board of Directors later elect to issue additional shares of stock, existing stockholders would not have any preferential rights to purchase those shares, and the issuance could have a dilutive effect on earnings per share, book value per share and the relative voting power of then-current stockholders.

Under the Delaware General Corporation Law, our common stockholders are not entitled to dissenters’ rights with respect to this amendment, and we will not independently provide common stockholders with any such right.

As of the Record Date, no shares of the Company’s preferred stock are issued and outstanding. No additional shares of preferred stock will be authorized by this amendment.

If the proposed amendment is adopted, it will become effective upon the filing of Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of Delaware.

The affirmative vote of a majority of the shares outstanding on the record date is required to approve the amendment to Sajan’s Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 35,000,000.

The Company believes that failing to effect the amendment contemplated by this proposal could hinder future efforts to obtain financing, enter into a strategic partnership or joint venture transaction, acquire other businesses through the issuance of capital stock or attract or retain qualified management and employees. In sum, the Board of Directors believes the proposed amendment is advisable and in the best interests of the Company.

The Board of Directors recommends that the stockholders vote for approval of the proposed amendment to the Certificate of Incorporation to increase common stock authorized for issuance to 35,000,000 shares.

PROPOSAL NO. 3
APPROVAL OF AMENDMENTS TO THE AMENDED AND
RESTATED 2004 LONG-TERM INCENTIVE PLAN

The Amended and Restated 2004 Long-Term Incentive Plan (the”2004 Incentive Plan”) was adopted by the Board of Directors on October 8, 2004. The 2004 Incentive Plan was first amended by the Board on May 10, 2005 and our stockholders approved the amendments on June 10, 2005. On March 23, 2006, the Board approved amendments to the 2004 Incentive Plan, and our stockholders approved these amendments at the annual meeting of stockholders held on May 18, 2006. In addition, on February 5, 2007, the Board approved amendments to the 2004 Incentive Plan, and our stockholders approved these amendments at the annual meeting of stockholders held on May 17, 2007.The 2004 Incentive Plan was amended by the Board on February 11, 2008 and our stockholders approved these amendments at the annual meeting of stockholders held on May 22, 2008 which effectively resulted in the number of shares of our common reducing from 6,000,000 to 1,200,000 due to a reverse stock split.

On April 20, 2010, the Board of Directors adopted amendments to the 2004 Incentive Plan (“Plan Amendment”), subject to stockholder approval. The proposed amendments provide for:

•	changing the name for the 2004 Incentive Plan consistent with the corporation’s change of name from MathStar, Inc. to Sajan, Inc;

•	increasing the number of shares of our common stock subject to the 2004 Incentive Plan from 1,200,000 share to 2,200,000 shares;

•	establishing 300,000 shares as the limit of shares underlying stock-based awards that can be granted to any participant during a fiscal year;

•	establishing $500,000 as the maximum dollar value that may be paid to a participant for any awards denominated in cash;

•	deleting the provision permitting deferral of the issuance of shares or payment of cash;

•	eliminating the ability to grant options with an exercise price of less than 100% of fair market value; and

•	adding to the list of performance goal criteria “corporate performance indicators (indices based on the level of certain services provided to customers).”

A complete list of the performance goal criteria and is set forth in the copy of the Plan Amendment attached hereto as Appendix A.

The Plan Amendments establishing individual fiscal year share and cash payment limits and the amendment and reapproval of the performance goal criteria have been made to comply with the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to certain officers, unless such requirements are met.

The affirmative vote of a majority of the shares of common stock of Sajan represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to approve the proposed amendments to the 2004 Incentive Plan.

General Description of the 2004 Incentive Plan

The following is a summary of the terms of the 2004 Incentive Plan, and it is qualified by reference to the 2004 Incentive Plan and the Plan Amendment.

The 2004 Incentive Plan currently provides that the total number of shares of Sajan’s common stock that may be subject to options, restricted stock awards and other equity awards granted under the 2004 Incentive Plan shall not exceed 1,200,000 shares. The Board has approved an increase in the number of authorized shares to 2,200,000, subject to stockholder approval. As of [March 31, 2010, options to purchase 1,124,730 shares of Sajan common stock were outstanding under the 2004 Incentive Plan.

The purpose of the 2004 Incentive Plan is to aid Sajan in recruiting and retaining employees, directors, independent contractors and other service providers to Sajan and to motivate such employees, directors, independent contractors and other service providers to exert their best efforts on behalf of Sajan by providing incentives through the grant of incentive stock options ("ISOs") qualified as such under Section 422 of the Internal Revenue Code of 1986 (the "Code") and nonqualified stock options ("NQOs" and, together with ISOs, "Options"), awards of restricted stock, stock appreciation rights, other stock-based awards, cash-based awards or any combination of such awards (collectively, the "Awards"). Management believes that Sajan benefits from the stock ownership opportunities and other benefits provided to participants under the 2004 Incentive Plan to encourage alignment of their interest in Sajan's success with that of other stakeholders.

Administration

The 2004 Incentive Plan is administered by the Compensation Committee of Sajan's Board of Directors, which has the exclusive power to make Awards and to determine when and to whom Awards will be granted under the 2004 Incentive Plan, other than the NQOs automatically granted to non-employee directors under the 2004 Incentive Plan. In addition, the Compensation Committee determines the form, amount and other terms and conditions of each Award, subject to the provisions of the 2004 Incentive Plan. The determinations made by the Compensation Committee under the 2004 Incentive Plan are not required to be made on a uniform basis and are final, binding and conclusive.

Participants

A participant in the 2004 Incentive Plan means an employee of Sajan or an "affiliate" (as the term "affiliate" is defined in the 2004 Incentive Plan) who is selected by the Compensation Committee to participate in the 2004 Incentive Plan; a director of Sajan who receives Options or Awards under the 2004 Incentive Plan; or any consultant, agent, advisor or independent contractor who is selected by the Compensation Committee to participate in the 2004 Incentive Plan and who renders bona fide services to Sajan or its affiliate. However, only employees of Sajan are eligible for selection to receive Options qualified as ISOs under Section 422 of the Code.

Termination Date

The 2004 Incentive Plan will terminate on the earlier of the date on which it is terminated by Sajan's Board of Directors or October 7, 2014. However, the termination of the 2004 Incentive Plan will not affect any Awards then outstanding under the 2004 Incentive Plan. The Board of Directors may amend, alter or discontinue the 2004 Incentive Plan. However, no amendment, alteration or discontinuation may be made by the Board without the consent of a participant in the 2004 Incentive Plan if such action would diminish any of the rights of the participant under any Award held by the participant.

Shares Subject to 2004 Incentive Plan

The 2004 Incentive Plan currently provides that the total number of shares of Sajan's common stock that may be issued under the 2004 Incentive Plan is 1,200,000 shares, subject to adjustments as provided in the 2004 Incentive Plan. The Board is proposing that the number of shares subject to the 2004 Incentive Plan be increased to 2,200,000 shares. The shares to be issued under the 2004 Incentive Plan are currently authorized but unissued shares of Sajan's common stock. The number of shares of Sajan's common stock available under the 2004 Incentive Plan and under other equity Awards granted under the 2004 Incentive Plan, the exercise price of any Option and the exercise price of any stock appreciation right granted under the 2004 Incentive Plan will be appropriately adjusted upon any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares or other similar recapitalizations of Sajan.

Options

The Compensation Committee is authorized to grant options under the 2004 Incentive Plan. Upon the grant of an Option under the 2004 Incentive Plan, other than the automatic grant of Options to Sajan's non-employee directors described below, the Compensation Committee fixes a number of shares of Sajan's common stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. With regard to ISOs, the exercise price cannot be less than the "fair market value" of the common stock at the time the ISO is granted or 110% of such fair market value in certain cases. In addition, the aggregate fair market value of common stock (determined at the time an ISO is granted) subject to ISOs granted to an employee under all of Sajan's option plans that become exercisable for the first time by such employee during any calendar year may not exceed $100,000. The exercise price of NQOs may be equal to or greater than fair market value. Each Option granted under the 2004 Incentive Plan will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than 10 years after the date of grant. Payment for shares upon exercise of any Option granted under the 2004 Incentive Plan may be made in cash, in shares of Company's common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an NQO and to deliver to Sajan an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

Automatic Grants of NQOs to Non-Employee Directors.    The 2004 Incentive Plan provides non-employee directors of Sajan (each an "Eligible Director") with automatic grants of NQOs. Each Eligible Director is automatically granted NQOs to purchase 5,000 shares on the date of his or her initial election or appointment to the Board of Directors (in each case, an "Initial Grant"), which will vest as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as he or she then is a director of Sajan. Each Eligible Director will also automatically receive an option to purchase 1,000 shares upon each anniversary date of the initial grant to them so long as they are then Sajan directors, which vests as to all of the shares subject to the option on the first anniversary date of the date of grant if they are then directors of Sajan. All options automatically granted under the 2004 Incentive Plan expire 10 years after the date of grant.

The exercise price per share for each NQO automatically granted under the 2004 Incentive Plan to Eligible Directors is not less than the fair market value of a share of Sajan's common stock on the date such NQO is granted. Payment for shares upon exercise of any NQOs automatically granted to Eligible Directors under the 2004 Incentive Plan may be made in cash, in shares of Sajan's common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an NQO and to deliver to Sajan an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

In addition to such automatic NQO grants, the 2004 Incentive Plan also permits the Compensation Committee to make discretionary grants of stock options to any and all directors, including Eligible Directors, as described below.

Discretionary Option Grants of NQOs to Non-Employee Directors.    Upon the discretionary grant of NQOs to Sajan's non-employee directors under the 2004 Incentive Plan, the Compensation Committee will fix the number of shares of Sajan's common stock that the optionee may purchase upon exercise of the option and the exercise price at which the shares may be purchased. The exercise price of such NQOs cannot be less than the fair market value of the common stock at the time the option is granted.

Each NQO will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than 10 years after the date of grant. Payment for shares upon exercise of any NQOs granted to Eligible Directors under the 2004 Incentive Plan may be made in cash, in shares of Company's common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an NQO and to deliver to Sajan an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights ("SARs") under the 2004 Incentive Plan independent of an Option or in connection with an Option. Upon the grant of a SAR under the 2004 Incentive Plan, the Compensation Committee will fix its exercise price, which cannot be less than the fair market value of Sajan's common stock and, in the case if a SAR granted in conjunction with an Option, not less than the exercise price of the related Option. Each SAR granted independent of an Option will entitle a participant upon exercise to an amount equal to the excess of the fair market value of the common stock on the date of exercise less the exercise price per share, times the number of shares of common stock covered by the SAR. As determined by the Compensation Committee at the time of grant, payment of such amount upon exercise of a SAR will be made in shares of common stock or in cash, or partly in shares and partly in cash.

Restricted Stock Awards

Restricted stock awards granted under the 2004 Incentive Plan will entitle the holder to receive shares of Sajan's common stock, which are subject to forfeiture to Sajan and transfer restrictions if certain conditions are not met as determined by the Compensation Committee at the time of grant. When a restricted stock award is granted, the Compensation Committee may establish a period during which the holder cannot sell or otherwise transfer the shares subject to the award. During such period, the holder of the restricted stock award otherwise has the rights of a stockholder of Sajan with respect to the shares subject to the award, including the right to vote the shares and to receive any dividends and other distributions. The Compensation Committee may determine the period of time during which a participant receiving a restricted stock award must remain a continuous employee of Sajan in order for the forfeiture and transfer restrictions to lapse. In addition, the Compensation Committee may provide that such restrictions lapse in installments with respect to specified portions of the shares of stock covered by the restricted stock award. The Compensation Committee also may impose performance or other conditions that will subject the shares subject to the award to forfeiture and transfer restrictions. The Compensation Committee may, at any time, waive all or any part of any restrictions applicable to restricted stock awards.

Other Awards

Other Stock-Based Awards.    Under the 2004 Incentive Plan, the Compensation Committee has the power to grant awards of shares of Sajan's common stock and awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or their fair market value. The 2004 Incentive Plan provides that such other stock-based awards will be in such form, and will depend on such conditions, as the Compensation Committee determines including, without limitation, the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the 2004 Incentive Plan, the Compensation Committee will determine the number of shares of common stock to be awarded to a participant under other stock-based awards, whether such awards shall be settled in cash, shares of common stock or combination of cash and such shares, and other terms and conditions of such awards.

Other Cash-Based Awards.    Subject to the terms of the 2004 Incentive Plan, the Compensation Committee may grant other incentives denominated and payable in cash under the 2004 Incentive Plan as it determines to be in the best interests of Sajan and subject to such other terms and conditions as it deems appropriate.

Performance-Based Awards.    Under the 2004 Incentive Plan, the Compensation Committee may grant performance-based Options, awards of restricted stock or other awards, which will be based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Committee. The performance goals must be objective and must be based upon the criteria set forth in the 2004 Incentive Plan. Under the 2004 Incentive Plan, the Compensation Committee must determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and must certify and ascertain the amount of the applicable performance-based award. The amount of a performance-based award actually paid to a participant under the 2004 Incentive Plan may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the performance-based award will be paid to the participant at such time as determined by the Compensation Committee after the end of the covered performance period.

Non-Transferability of Awards

Awards granted under the 2004 Incentive Plan are non-transferable other than by will or by the applicable laws of descent and distribution. In addition, a participant may designate a beneficiary to succeed to the participant's Awards under the 2004 Incentive Plan if allowed by the agreement evidencing the Award, in which case the Award may be exercised by the personal representative for the participant's estate or by any other person who acquired the right to exercise such Award by reason of the participant's death. During a participant's lifetime, all Awards granted under the 2004 Incentive Plan may be exercised only by the participant.

New Plan Benefits

Future awards under the 2004 Incentive Plan to the Company's executive officers and employees are discretionary. Therefore, at this time the benefits that may be received by our executive officers and other employees if our stockholders approve the proposed amendment to the 2004 Incentive Plan cannot be determined. In addition, because the value of stock options automatically issuable to our non-employee directors under the 2004 Incentive Plan will depend on the fair market value of our common stock at future dates, it is not possible to determine exactly the benefits that might be received by our non-employee directors under the 2004 Incentive Plan. In addition, no Options or other stock-based Awards have been granted under the 2004 Incentive Plan that are contingent upon the stockholders' approval of the proposed increase in the number of shares subject to the 2004 Incentive Plan. For information regarding option grants to our executive officers and directors under the 2004 Incentive Plan during the year ended December 31, 2009, see "Director Compensation" and "Executive Compensation—Grants of Plan-Based Awards."

The closing price of a share of our common stock as quoted on the Pink OTC Market on [May __,] 2010 was $___.

Federal Income Tax Consequences

The following description is a general summary of the current federal income tax provisions relating to the grant and exercise of ISOs and NQOs under the 2004 Incentive Plan, the grant of other awards under the 2004 Incentive Plan, and the sale of shares of common stock acquired through exercise of Options or under a SAR, restricted stock award or other stock-based award. The provisions summarized below are subject to changes in federal income tax laws and regulations, and the effects of such provisions relate only to individuals who are not dealers in securities or corporations or some other entity for federal income tax purposes. The tax consequences will not be the same for all taxpayers and may vary with individual circumstances. The following discussion necessarily condenses or eliminates many details that might adversely affect some taxpayers significantly.

Incentive Stock Options.    Options granted under the 2004 Incentive Plan may be "incentive stock options" under Section 422 of the Code. The recipient of an ISO will not realize taxable income, and Sajan will not receive an income tax deduction, upon the grant or the exercise of an ISO. Generally, if an optionee exercises an ISO at any time prior to three months after termination of the optionee's employment and does not sell the shares acquired upon exercise of an ISO within the later of either (i) two years after the grant of the ISO or (ii) one year after the date of exercise of the ISO, the gain upon a subsequent sale of the shares will be taxed as long-term capital gain. If the optionee does not satisfy these holding requirements and the optionee sells or disposes of the shares acquired upon exercise of an ISO, then the overall gain or loss on such sale or disposition is divided into compensation and capital elements. The overall gain or loss is an amount equal to the difference between the sale price of the shares and the exercise price. With respect to the compensation element, the optionee must recognize as ordinary compensation income upon such sale or disposition an amount equal to the difference between (a) the lower of (i) the fair market value of the shares at the date of the ISO exercise or (ii) the sale price of the shares, and (b) the exercise price. Sajan would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee. However, the optionee will not be subject to withholding on the compensation element. With respect to the capital element, the optionee must recognize as capital gain or loss the difference between the overall gain (or loss) and the compensation element. If the shares have been held for more than 12 months, then any such gain or loss will be long-term capital gain or loss.

Upon the exercise of an ISO, the excess of the stock's fair market value on the date of exercise over the exercise price will be included in the optionee's alternative minimum taxable income ("AMTI") and may result in the imposition of alternative minimum tax on such AMTI. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation.

Non-Qualified Stock Options.    Options granted under the Plan may be NQOs governed by Section 83 of the Code. Generally, upon the grant of an NQO, neither Sajan nor the optionee will experience any tax consequences, unless the NQO has a readily ascertainable value. Upon exercise of an NQO granted under the 2004 Incentive Plan, or upon the exercise of an Option initially intended to be an ISO that does not qualify for the tax treatment described above, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock received over the exercise price paid by the optionee with respect to such shares. The amount recognized as ordinary income by the optionee will increase the optionee's basis in the stock acquired upon the exercise of the NQO. Optionees who are employees will be subject to withholding with respect to income recognized upon exercise of an NQO. Sajan will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the NQO. Upon a subsequent sale of the stock, the optionee will recognize short-term or long-term capital gain or loss depending upon the holding period for the stock and upon the stock's subsequent appreciation or depreciation in value.

Stock Appreciation Rights.    The grant of a stock appreciation right under the 2004 Incentive Plan will not result in income for the participant or in a tax deduction for Sajan. Upon the settlement of such a right, the participant will recognize ordinary income equal to the aggregate value of the payment received, and Sajan generally will be entitled to a tax deduction in the same amount.

Restricted Stock Awards.    Restricted stock awards are governed by Section 83 of the Code. Generally, a participant recognizes no taxable income when he or she receives a restricted stock award under the 2004 Incentive Plan. However, the participant generally will recognize ordinary income when the restrictions on such shares lapse in an amount equal to the excess of (a) the fair market value of such shares at the time the restrictions lapse, over (b) the price, if any, paid for such shares. However, if the participant makes an election with respect to such shares under Section 83(b) of the Code not later than 30 days after the date shares are transferred to the participant pursuant to the award, the participant will recognize ordinary income at the time of the restricted stock award in an amount equal to the excess of (x) the fair market value of the shares covered by the award (determined without regard to any restriction other than a restriction which by its terms will never lapse) at the time of such award over (y) the price, if any, paid for such shares. If, after the lapse of restrictions on his or her shares, the participant sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares to the holder will be taxed as long-term or short-term capital gain or loss, depending on the participant's holding period for such shares and upon the shares' subsequent appreciation or depreciation in value.

Other Awards.    In general, participants will recognize ordinary income upon the receipt of shares or cash with respect to other stock-based and cash-based awards granted under the 2004 Incentive Plan, and Sajan will become entitled to a deduction at such time equal to the amount of income recognized by the participant.

The Board of Directors recommends that the stockholders vote for approval of the proposed amendment to the 2004 Incentive Plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of Sajan’s common stock as of [April 20, 2010] (except as otherwise indicated) by (i) each person who is known by Sajan to own beneficially more than 5% of the outstanding shares of our common stock; (ii) each director of Sajan; (iii) each executive officer of Sajan; and (iv) all executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.

Name and Address (1)	Common Shares Beneficially Owned (2)		Percentage of Common Shares (2)
Officers and Directors

Shannon Zimmerman	2,618,437		16.4%

Angel Zimmerman	2,618,437		16.4%

Vern Hanzlik	291,266	(3)	1.8%

Peter Shutte	115,712	(4)	.7%

Kris Tufto	11,391	(5)	*

Michael W. Rogers	22,203	(6)	*

Benno G. Sand c/o FSI International, Inc. 3455 Lyman Boulevard Chaska, MN 55318	17,334	(7)	*

Richard C. Perkins c/o Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	1,666	(8)	*

All directors and executive officers as a group (8 individuals) (9)	5,696,446	(10)	35.6%

Greater than 5% stockholders
S. Muoio & Co., LLC 509 Madison Ave., Suite 446 New York, NY 10022	845,470	(11)	5.3%

* less than 1%

(1)	Unless otherwise indicated the business address of each individual is c/o Sajan, 625 Whitetail Blvd., River Falls, Wisconsin 54022.

(2)
Based on 16,009,331 shares of common stock outstanding. Such number does not include shares of Sajan common stock issuable upon exercise of outstanding stock options and warrants. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person(s) on [April 20, 2010] or within 60 days of [April 20, 2010] upon the exercise of stock options and warrants.

(3)	Includes options to purchase 251,891 shares of common stock that are currently exercisable or will become exercisable within 60 days of [April 20, 2010].

(4)	Includes options to purchase 115,712 shares of common stock based that are exercisable within 60 days of [April 20, 2010].

(5)	Includes options to purchase 6,891 shares of common stock that are currently exercisable or will become exercisable within 60 days of [April 20, 2010].

(6)	Includes options to purchase 6,891 shares of common stock that are currently exercisable or will become exercisable within 60 days of [April 20, 2010].

(7)	Includes options to purchase 14,667 shares of common stock that are currently exercisable or will become exercisable within 60 days of [April 20, 2010].

(8)
Consists of an option to purchase 1,666 shares of common stock that are currently exercisable. Does not includes 235,154 shares or warrants to purchase 4,667 shares of common stock held in client accounts for which Perkins Capital Management, Inc. (“PCM”) is the investment advisor. Mr. Perkins is the holder of 20% of the outstanding equity interests and Executive Vice President/Portfolio Manager of PCM and disclaims beneficial ownership over these 235,154 shares and warrants to purchase 4,667 shares.

(9)	Consists of Ms. Zimmerman and Messrs. Zimmerman, Hanzlik, Shutte, Rogers, Tufto, Sand and Perkins.

(10)	Consists of 5,298,728 outstanding shares of common stock and options to purchase a total of 397,718 shares of common stock. See Footnotes 3, 4, 5, 6, 7 and 8 above.

(11)
Reflects information derived from Amendment No. 3 to a Schedule 13G filed with the SEC on March 18, 2010 by S. Muoio & Co. LLC (“SMC”) and Salvatore Muoio. According to the Schedule 13G, Mr. Muoio and SMC share voting and dispositive power with respect to these shares, and Mr. Muoio is the managing member of SMC, an investment management firm that serves as the general partner and/or investment manager to a number of private investment vehicles and managed accounts.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the month and year in which they began serving as an executive officer. Our executive officers have been appointed by our Board of Directors to hold office until their successors are elected and qualified or their earlier death, resignation or removal.

Name	Age	Positions
Shannon Zimmerman	38	Chairman of the Board, Chief Executive Officer, President, and Interim Chief Financial Officer
Angela (Angel) Zimmerman	37	Chief Operating Officer
Vern Hanzlik	52	Chief Marketing Officer and President of Sajan, Software Ltd.
Peter Shutte	48	Vice President of Worldwide Sales

Peter Shutte. Mr. Shutte became Vice President of Worldwide Sales of the Company and Sajan, LLC on the date of the Merger. He served as its Vice President of Business Development of pre-Merger Sajan, Inc. from February 2009 until August 2009.  Mr. Shutte also served as its Vice President of Worldwide Sales from June 2009 until August 2009 and continued as its Vice President of Worldwide Sales position until the date of the Merger.  From 2006 through 2008, he provided sales consulting services for Openwater Networks, Inc. a privately-held enterprise software company. Mr. Shutte also served as Vice President of Sales of Nsite, a SaaS-based business process management system company, which was acquired by Business Objects in 2006. From 1999 to 2004, he served as Director of Enterprise Sales of WebEx, once a publicly-held on-line web conferencing company, now owned by Cisco Systems, Inc. Mr. Shutte was a co-founder of Workgroup Technology, a product data management and product lifecycle management company that focused on the management of parametric technologies pro/engineer data. With Workgroup Technology, from 1992 to 1999, he served as Director of North America Channel Sales and as General Manager of European Operations.

For biographical information on our other executive officers, see “Election of Directors” above.

EXECUTIVE COMPENSATION

MathStar’s Summary Compensation Table

The following table sets forth information about compensation awarded, earned by or paid to MathStar’s named executive officers – its principal executive officer, principal financial officer and other executive officers for whom it is required to disclose compensation under Item 402 of Registration Statement S-K – for the years ended December 31, 2009 and 2008.

Name and Principal Position	Year	Salary	Stock Option Awards (1)	Other Annual Compensation		Total
Alexander Danzberger, Jr.	2009	$120,000	$11,800	$-		$131,800
Former Chief Executive	2008	$-	$-	$-		$-
Officer and Chief Financial
Officer (2)
Douglas M. Pihl	2009	$117,115	$-	$121,776	(5)	$238,891
Former Chief Executive	2008	$216,286	$20,767	$226,278	(6)	$463,331
Officer and Chief Financial
Officer (3)
John M. Jennings	2009	$83,135	$-	$-		$83,135
Former Chief Accounting	2008	$135,665	$11,153	$85,011	(7)	$231,829
Officer (4)

(1)
Includes the full grant date fair value of each award under ASC Topic 718, Compensation – Stock Compensation. The amounts do not reflect the actual amounts that may be realized by the executive officers. Refer to “Note 5 – Stock-Based Compensation” in the audited consolidated financial statements included in Item 8 of this Annual Report on Form 10-K for a discussion of the assumptions used in calculating the expense.(2)Mr. Danzberger was retained as Chief Executive Officer and Chief Financial Officer of MathStar effective August 14, 2009, and resigned from such positions on the Effective Date.

(3)	Mr. Pihl resigned as an officer and director of MathStar effective July 14, 2009.

(4)	Mr. Jennings resigned as Chief Accounting Officer of MathStar effective February 4, 2010.

(5)	Consists of $5,782 in health and life insurance premiums and a net $115,994 severance payment. Takes into account the $119,441 repaid by Mr. Pihl to MathStar in 2009.

(6)	Consists of $9,992 in health and life insurance premiums and a $216,286 severance payment.

(7)	Consists of $5,011 in health and life insurance premiums and an $80,000 severance payment.

Disclosure to MathStar’s Summary Compensation Table

Under the terms of an agreement signed August 14, 2009, but effective as of August 1, 2009 (the “AHA Agreement”), between MathStar and A. Harris & Associates, LLC (“AHA”), of which Mr. Danzberger is the President and sole member, MathStar paid AHA a $20,000 retention fee, paid to AHA a monthly retainer of $20,000, and reimbursed AHA its reasonable out-of-pocket expenses. Under the AHA Agreement, MathStar also granted to AHA a five-year option on August 14, 2009 to purchase 15,000 shares of MathStar’s common stock. The five-year option vested upon completion of the Merger. Mr. Danzberger resigned as an officer of MathStar, and the AHA Agreement terminated, both on the date of the Merger.

At a meeting of the Board of Directors of MathStar held on May 20, 2008, and in connection with the curtailment of MathStar’s operations before the Merger, the Board approved severance amounts for all of MathStar employees, including Douglas M. Pihl, then its Chief Executive Officer. The severance payments subsequently were made to all of MathStar’s employees, including a $216,286 severance payment to Mr. Pihl under a Severance Agreement dated as of July 14, 2008 (the “2008 Severance Agreement”). Because it was not the Board’s intent to pay Mr. Pihl a severance payment until his employment with MathStar was severed, on May 7, 2009, MathStar entered into an agreement with Mr. Pihl (the “Amendment”), under which the parties amended the 2008 Severance Agreement. Under the Amendment, Mr. Pihl paid back to MathStar the severance payment that MathStar had paid to him under the 2008 Severance Agreement, net of withholdings, consisting of a payment of $118,112, plus interest, for a total repayment amount of $119,441. The Amendment provided for a severance payment by MathStar to Mr. Pihl equal to 12 months of Mr. Pihl’s salary in effect at the time of his severance from employment with MathStar unless MathStar terminated his employment for “cause” or Mr. Pihl died while employed by MathStar, as described in the Amendment. Under the Amendment, Mr. Pihl and MathStar also agreed that at the time of any severance payment by MathStar to Mr. Pihl, the parties would enter into a severance agreement substantially in the form attached to the Amendment.
On July 14, 2009, Mr. Pihl resigned his position as President, Chief Executive Officer and Chief Financial Officer of MathStar and from MathStar’s Board of Directors. As a result of Mr. Pihl’s resignation in July 2009, on August 5, 2009, MathStar and Mr. Pihl entered into a Severance and Release Agreement (the “2009 Severance Agreement”), the form of which was attached to the Amendment and included as Exhibit A to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on May 8, 2009. Under the 2009 Severance Agreement, MathStar made a severance payment of $216,286 to Mr. Pihl in 2009. All costs associated with the 2009 Severance Agreement were accrued as of June 30, 2009.

As described above, on May 20, 2008, the Board approved severance payments for all of MathStar’s employees, including a severance payment equal to six months of base pay for John M. Jennings. The Severance Agreement with John M. Jennings, dated July 14, 2008, provided for a severance payment to Mr. Jennings of $80,000, which was paid to him by MathStar on July 31, 2008. The Severance Agreement also provided that MathStar, pursuant to federal and state law, would provide, for a period of 18 months after the date of Mr. Jennings’ termination, a continuation of the group medical insurance coverage previously provided to him by MathStar. In addition, the Severance Agreement provided that effective August 1, 2008, Mr. Jennings was converted to an exempt hourly employee, with an hourly rate of $115. The Severance Agreement also contained agreements by Mr. Jennings to release MathStar from certain claims, not to initiate any litigation against MathStar with regard to such claims, and regarding confidentiality. Effective February 4, 2010, Mr. Jennings resigned as Chief Accounting Officer of MathStar.

Grants of Options and Other Awards. During 2009, MathStar did not approve or grant any bonus, option, restricted stock award, non-equity incentive plan award or other award to Mr. Pihl or Mr. Jennings.

Retirement Benefits. MathStar terminated its 401(k) Plan on December 31, 2009. Although MathStar could have matched employee contributions to the 401(k) Plan at its discretion, it did not do so.
Perquisites and Other Benefits. Historically, MathStar’s senior management has participated in MathStar’s other benefit plans on the same basis as other employees. These plans included medical and dental insurance, life insurance, accidental death and dismemberment and short and long-term disability insurance. All of these plans were terminated on July 31, 2009.

Summary Compensation Table for Pre-Merger Sajan, Inc.

The following table summarizes the compensation for fiscal 2009 and 2008 of Sajan’s chief executive officer (interim chief financial officer) and the next three most highly compensated executive officers serving as executive officers as of December 31, 2009. These four individuals comprise our named executive officers or “NEOs.”

Name and Principal Position	Year	Salary	Stock Option Awards	Other Annual Compensation		Total
Shannon Zimmerman	2009	$140,000	$-	$111,430	(1)	$251,430
President, Chief	2008	$140,000	$-	$126,110	(2)	$266,110
Operating Officer,
Interim Chief Financial
Officer
Vern Hanzlik (3)	2009	$150,000	$204,000	$4,070	(4)	$358,070
Chief Marketing Officer,	2008	$150,000	$-	$7,576	(5)	$157,576
President of Sajan,
Software Ltd.
Angela Zimmerman	2009	$110,000	$-	$2,017	(6)	$112,017
Chief Operating Officer	2008	$110,000	$-	$7,401	(7)	$117,401
Peter Shutte (8)	2009	$95,640	$214,200	$32,125	(9)	$341,965
Vice President of	2008	$-	$-	$-		$-
Worldwide Sales

(1)	Figure includes commissions of $95,640 and $4,165 in employer paid retirement contributions, and $11,625 for family health and life insurance premiums, which includes coverage for Ms. Zimmerman.

(2)
Figure includes $104,000 in commission payments, $4,030 in bonus payment, $7,440 in employer-paid retirement contributions, and $10,640 for family health and life insurance premiums, which includes coverage for Ms. Zimmerman.

(3)	Mr. Hanzlik was appointed President of Sajan, Software Ltd. in June 2009.

(4)	Figure includes $4,070 for family health and life insurance premiums.

(5)	Figure includes bonus of $3,546 and $4030 in health and life insurance premiums.

(6)
Figure relates to employer paid retirement contributions for 2009 of $2,017 and disability insurance premiums of $72. Ms. Zimmerman’s health insurance premiums are included in Mr. Zimmerman’s compensation because he carries the family coverage.

(7)	Figure relates to $4,029 in bonus payment, $88 in disability insurance premiums, and $3,284 in employer-paid retirement contributions.

(8)	Mr. Shutte became Sajan’s Vice President of Worldwide Sales on January 15, 2009.

(9)	Figure includes commissions of $27,208, $2,650 in employer-paid retirement contributions, $642 in health and life insurance premiums and $1,625 in cash contributions paid in lieu of health insurance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2009

The following table sets forth information about unexercised options that were held at December 31, 2009 by the named executive officers of MathStar:

MathStar’s Outstanding Equity Awards

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Alexander H Danzberger, Jr.	0	15,000	(1)		$1.30	8/14/14
				$
John M. Jennings	8,000	-			$31.50	7/15/15
	1,500	1,500	(2)		$8.45	5/16/17

(1)
This stock option was granted to A. Harris & Associates, LLC, a single-member limited liability company of which Mr. Danzberger is the sole member and president, under the MathStar, Inc. Amended and Restated 2004 Long-Term Incentive Plan. The option vested on the date of the Merger.

(2)
The options were to vest as to 750 shares on each of May 16, 2010 and 2011 if Mr. Jennings is then an employee of MathStar. Mr. Jennings resigned as Chief Accounting Officer effective February 4, 2010.

Outstanding Equity Awards for Pre-Merger Sajan, Inc.

The following table sets forth information about unexercised options that were held at December 31, 2009 by the named executive officers of post-Merger Sajan, Inc. The options have been adjusted for the exchange of 1 share of pre-Merger Sajan common stock for 1.225 shares of post-Merger Sajan, Inc. stock and the effect on the option exercise price post-Merger.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Vern Hanzlik	6,891	(1)	-		$.61	(9)	4/1/11
	30,625	(2)	30,625	(5)	$.61	(9)	1/2/17
	-		245,000	(6)	$1.20	(10)	6/2/19
	153,125	(3)	122,500	(7)	$.61	(9)	1/2/17

Peter Shutte	71,495	(4)	185,755	(8)	$1.20	(10)	6/2/19

(1)	Equated to 5,625 unexercised options exercisable pre-Merger
(2)	Equated to 25,000 unexercised options exercisable pre-Merger
(3)	Equated to 125,000 unexercised options exercisable pre-Merger
(4)	Equated to 58,363 unexercised options exercisable pre-Merger
(5)	Equated to 25,000 unexercised options unexercisable pre-Merger
(6)	Equated to 200,000 unexercised options unexercisable pre-Merger

(7)	Equated to 100,000 unexercised options unexercisable pre-Merger
(8)	Equated to 151,637 unexercised options unexercisable pre-Merger
(9)	Equated to $2.00 per option exercise price pre-Merger
(10)	Equated to $2.72 per option exercise price pre-Merger

Employee Benefit Plans

2004 Amended and Restated Long-Term Incentive Plan.    Our 2004 Incentive Plan allows our Board of Directors or a committee of the Board to grant awards to our employees, independent contractors, and other service providers or any parent or subsidiary of Sajan. The awards may take the form of qualified or non-qualified options, stock appreciation rights, shares of restricted stock, other stock-based awards or cash-based awards. See “General Description of the 2004 Incentive Plan” for additional information.

Variable Compensation Plans.    We enter into variable compensation plans with eligible direct sales employees selected by our management based on the employees' responsibility for sales of existing and new products within their territory. The term of the 2009 plans was from January 1, 2009 through December 31, 2009. The compensation we pay under the plans is calculated based on the combination of base salary and incentive commission. These direct sales employees are also eligible to participate in other cash and noncash promotional programs of the Company.

Retirement Savings Plans.    MathStar terminated its 401(k) Plan on December 31, 2009. Although MathStar could have matched employee contributions to the 401(k) Plan at its discretion, it did not do so.

Sajan maintained a SIMPLE IRA plan in 2008 which covered substantially all of the Company’s employees who received at least $5,000 in compensation. A participant was able to make contributions of up to 3% of the participant’s annual compensation. The Company made matching contributions equal to each participant’s contribution, up to a maximum contribution of 3% of each participant’s compensation. The Company’s employer contribution to the plan totaled $74,545 for the year ended December 31, 2008.

In 2009, Sajan established an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). At the discretion of the Board of Directors, the Company may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. The Company will make matching contributions equal to each participant’s contribution, up to a maximum matching contribution of 4% of each participant’s compensation. For the year ended December 31, 2009, the Company’s matching contributions totaled $97,795.

Employment and Change-in-Control Agreements

On May 19, 2006, pre-Merger Sajan, Inc. entered into employment agreements with each of Shannon Zimmerman and Angel Zimmerman, which were amended effective as of February 1, 2010. The employment agreements were assumed in the Merger by Sajan, LLC, which is now a wholly-owned subsidiary of the Company. Under the employment agreements, Mr. Zimmerman receives an annual base salary of $185,000 and Ms. Zimmerman receives an annual base salary of $150,000. The employment agreements require Sajan LLC to pay severance in an amount equal to the then-current annual salary upon termination of employment by Sajan LLC other than for cause or upon termination of employment by the employee for Sajan LLC’s breach. The employment agreements contain confidentiality, invention assignment, non-solicitation and non-competition provisions.

On January 1, 2007, as amended on June 2, 2009 and February 1, 2010, pre-Merger Sajan, Inc. entered into an employment agreement with Vern Hanzlik. The employment agreement was assumed in the Merger by Sajan, LLC which is a wholly-owned subsidiary of the Company. Under the employment agreement, Mr. Hanzlik receives an annual base salary of $175,000. The employment agreement requires Sajan LLC to pay severance in an amount equal to one month of the then-current annual salary upon termination of employment by Sajan LLC other than for cause or upon termination of employment by the employee for Sajan LLC’s breach. Pursuant to the terms of the employment agreement, pre-Merger Sajan, Inc. granted to Mr. Hanzlik an option to purchase 275,000 shares of common stock of pre-Merger Sajan, Inc., of which 200,000 shares have vested (converted into 245,000 shares of Company common stock in the Merger) and 75,000 shares are not vested (91,875 Company common stock shares as converted pursuant to the Merger), which will vest on January 1, 2011. The employment agreement contains confidentiality, invention assignment, non-solicitation and non-competition provisions. The employment agreement was amended on June 2, 2009 pursuant to which Mr. Hanzlik became the President of Sajan Software. As provided in the amendment, pre-Merger Sajan, Inc. granted Mr. Hanzlik an additional option to purchase 200,000 shares of pre-Merger Sajan, Inc. common stock (245,000 Company common stock shares as converted pursuant to the Merger), which vests upon achievement of certain financial targets set forth in the agreement or established by the Board of Directors for each of 2010, 2011 and 2012.

Peter Shutte receives an annual base salary of $135,000. Pursuant to an employment offer letter dated January 9, 2009, which was amended June 3, 2009, pre-Merger Sajan, Inc. granted to Mr. Shutte an option to purchase 210,000 shares of common stock of pre-Merger Sajan, Inc. (converted into 257,250 shares of Company common stock in the Merger), of which 45,880 shares of pre-Merger Sajan, Inc. common stock (56,203 Company common stock shares as converted pursuant to the Merger) have vested as of February 15, 2010. Mr. Shutte also entered into a confidentiality and noncompete agreement on January 15, 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity securities authorized for issuance under our equity compensation plan as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in First column)
Equity compensation plans approved by stockholders (1)	65,834	$20.46	1,134,166
Equity compensation plans not approved by stockholders	-	-	-

Total	65,834	$20.46	1,134,166

(1)	Consists of the 2004 Incentive Plan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

River Valley Business Center, LLC (“RVBC”) and our wholly-owned subsidiary, Sajan LLC, are parties to two office lease agreements. RVBC owns a two-story commercial office building located near River Falls, Wisconsin. RVBC is owned and operated by Shannon Zimmerman and Angel Zimmerman, both of whom are executive officers, directors and significant stockholders of the Company. Under the terms of a lease agreement dated February I, 2010, Sajan, LLC leases 12,000 square feet of space which comprises the entire second floor of the building, and pays monthly rent of approximately $19,000. Under the terms of a lease agreement dated February 1,2010, Sajan, LLC leases an additional 4, 100 square feet of space which comprises a portion of the first floor of the building and pays monthly rent of approximately $6,500. Both of these leases will expire on January 31, 2017. Sajan, LLC may not assign either of the lease agreements without the prior written consent of RVBC. In the lease agreements, Sajan, LLC granted RVBC a security interest in all goods, chattels, fixtures and personal property of Sajan, LLC located in the premises to secure rents and other amounts that may be due under the lease agreements. Management of Sajan, LLC believes, based on an informal assessment conducted by a commercial real estate agent familiar with commercial properties in the River Falls, Wisconsin area, that the rent paid for the leased premises is competitive with rents paid for similar commercial office space in the River Falls, Wisconsin market. The foregoing lease agreements were authorized by the disinterested members of the pre-Merger Sajan, Inc. Board of Directors before the date of the Merger.

Sajan, Inc. and JB Computing Solutions, Inc. (“JB Computing”) were parties to a professional services agreement through March 31, 2010. The sole owner of JB Computing is Joe Bechtel, the brother-in-law of the Company’s CEO and COO, and the husband of the Controller. JB Computing provides the Vice President of North American client services to Sajan, Inc. During 2009, JB Computing was paid approximately $135,000 for services rendered. JB Computing has provided services to pre-Merger Sajan, Inc. since 2002.

In connection with the Merger, Shannon Zimmerman and Angela Zimmerman received a promissory note in the aggregate principal amount of $1.0 million in lieu of $1.0 million of cash consideration. All principal and accrued interest, at a rate of 8% per annum, is due on February 23, 2011.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be "soliciting material," or to be "filed" with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 and is not to be incorporated by reference into any filing of Sajan under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any other general incorporation language in such filing.

Management is responsible for Sajan's financial reporting process, including the system of internal controls, and for preparing Sajan's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Audit Committee's responsibility is to monitor and review these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by Sajan's management and the independent registered public accounting firm.

Subsequent to the Merger but prior to the completion of the annual audit, preparation and filing of our Annual Report on Form 10-K, the composition of the Audit Committee changed and the Company changed independent registered public accounting firms from PricewaterhouseCoopers LLP to Baker Tilly Virchow Krause, LLP.

During 2009, the Audit Committee, consisting of Benno G. Sand (chairman), Merrill A. McPeak and Morris Goodwin, Jr., held three meetings. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and the independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for its 2008 audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations and its evaluations of Sajan's system of internal controls.

During the first quarter of 2010, the Audit Committee, consisting of Benno G. Sand (chairman), Michael Rogers, Kris Tufto and Richard G. Perkins held three meetings. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and Sajan's independent registered public accounting firm, Baker Tilly Virchow Krause, LLP. The Audit Committee discussed with Baker Tilly Virchow Krause, LLP the overall scope and plans for its 2009 audit. The Audit Committee met with Baker Tilly Virchow Krause, LLP, with and without management present, to discuss the results of its examinations and its evaluations of Sajan's system of internal controls.

During the meetings held in 2009 and the first quarter of 2010, the Audit Committee reviewed and discussed, among other things:

•	Financial statements, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and reports from the independent registered public accounting firm

•	Recent accounting pronouncements and the Company’s significant accounting policies

•	Due diligence activities and results

•	Disclosure controls and internal controls over financial reporting

•	Engagement of its independent registered public accounting firm

In March 2010, the Audit Committee reviewed and discussed the 2009 consolidated financial statements with management and Baker Tilly Virchow Krause, LLP, including a discussion of the application of accounting principles generally accepted in the United States, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also has discussed with our independent registered public accounting firm the firm's independence from management, including whether the provision of non-audit services is compatible with maintaining the firm's independence, and matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent account's independence.

In March 2010, the Audit Committee reviewed MathStar's audited consolidated financial statements and notes to the consolidated financial statements for inclusion in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Based on this review and prior discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that MathStar's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee
Benno G. Sand, Chairman
Michael Rogers
Kris Tufto
Richard G. Perkins

PROPOSAL NO. 4
RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and management are committed to the quality, integrity and transparency of the financial reports. Independent auditors play an important part in our system of financial control. Our Board of Directors has appointed Baker Tilly Virchow Krause, LLP (“Baker Tilly Virchow Krause”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010. A representative of Baker Tilly Virchow Krause is expected to attend the Annual Meeting and will be available to make statements and respond to questions from stockholders. A representative of PricewaterhouseCooper LLP is not expected to attend the Annual Meeting.

If the stockholders do not ratify the appointment of Baker Tilly Virchow Krause, the Board of Directors may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Baker Tilly Virchow Krause by the stockholders, the Board of Directors may, in its discretion, direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the Board of Directors determines that such a change would be in the best interests of the Company.

The Board of Directors recommends that the stockholders vote for ratification of our independent registered public accounting firm.

Change in Independent Registered Public Accounting Firm

On February 19, 2010, MathStar dismissed its independent registered public accounting firm, PricewaterhouseCoopers LLP, and it appointed Baker Tilly Virchow Krause as its new independent registered public accounting firm. Baker Tilly Virchow Krause acted as Sajan’s independent accountant prior to the closing of the Merger. The decision to change accounting firms was approved by the audit committee of MathStar’s Board of Directors.

The reports of PricewaterhouseCoopers LLP on the consolidated financial statements of MathStar for the fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principle, with the exception of an explanatory paragraph for the year ended December 31, 2008 discussing MathStar’s curtailed operations and evaluation of strategic alternatives including, but not limited to, restarting MathStar, merging with or acquiring another company, increasing operations in another structure or liquidation. It also disclosed that as of the report date, MathStar had not committed to any of the strategic alternatives being evaluated.

During MathStar’s fiscal years ended December 31, 2007 and 2008 and through February 19, 2010, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement(s) in connection with its reports on the consolidated financial statements for such years, and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

MathStar had previously provided PricewaterhouseCoopers LLP with a copy of its Current Report on Form 8-K filed on February 24, 2010, and requested PricewaterhouseCoopers LLP to furnish MathStar with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree with such statements. PricewaterhouseCoopers LLP’s response letter, dated February 19, 2010, is filed as Exhibit 16.2 to the Current Report on Form 8-K filed on February 24, 2010.

Fees Billed to Company by Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered for fiscal years 2009 and 2008. Our predecessor auditor, PricewaterhouseCoopers LLP, audited the Company’s consolidated financial statements for 2008 and reviewed the quarterly filings through September 30, 2009. On February 19, 2010, we replaced our predecessor auditor with Baker Tilly Virchow Krause. Baker Tilly Virchow Krause audited the Company’s consolidated financial statements for fiscal years 2009.

	Successor Independent Registered Public Accounting Firm		Predecessor Public Accounting Firm
	2009	2008	2009	2008
Audit Fees	$20,630	$-	$50,000	$172,800
Audit-Related Fees	-	-	-	-
Tax Fees	-	-	-	-
All Other Fees	8,135	-	209,035	-

Total	$28,765	$-	$259,035	$172,800

Audit Fees. The fees identified under this caption were for professional services rendered for years ended 2009 and 2008 in connection with the audit of our annual consolidated financial statements and review of the consolidated financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the years identified.

Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our consolidated financial statements and were not reported under the caption “Audit Fees.” This category may include fees related to the performance of audits and attestation services not required by statute or regulations, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees. The fees identified under this caption were for tax compliance, tax planning, tax advice and corporate tax services. Corporate tax services encompass a variety of permissible services, including technical tax advice related to tax matters; assistance with withholding-tax matters; assistance with state and local taxes; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

All Other Fees. The fees identified under this caption were for services related to potential acquisitions, due diligence and review of merger-related documents and filings.

Pre-Approval Policy

Our entire Board of Directors approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm and predecessor public accounting firm in years ended 2009 and 2008 were pre-approved by the Board of Directors and the engagements of the Company’s predecessor independent registered accounting firm was pre-approved by the Audit Committee of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons considered to be beneficial owners of more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no applicable filings were required, the Company believes that all such filings were filed on a timely basis for the fiscal year 2009.

STOCKHOLDER PROPOSALS AND
DISCRETIONARY PROXY VOTING AUTHORITY

Any stockholder desiring to submit a proposal for action by the stockholders at the next annual stockholders’ meeting, which will be the 2011 annual meeting, must submit that proposal in writing to the Secretary of the Company at the Company’s corporate headquarters no later than  [             ] , 2011 to have the proposal included in the Company’s proxy statement for that meeting. Due to the complexity of the respective rights of the stockholders and the Company in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted by certified mail, return-receipt requested.

Rule 14a-4 promulgated under the Securities Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

With respect to the Company’s 2011 annual meeting, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by                        , 2011, the management proxies will be allowed to use their discretionary authority as outlined above.

AVAILABLE INFORMATION

Any person whose proxy is solicited by this proxy statement will be provided, upon request, with an additional copy, without charge, of our 2009 Annual Report on Form 10-K. If you would like additional copies of our 2009 Annual Report on Form 10-K, please contact Shannon Zimmerman at (715) 426-9505.

By Order of the Board of Directors:

/s/ DOUGLAS RAMLER
Douglas Ramler
Corporate Secretary

Dated: May ___, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON __________, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and Annual Report
on Form 10-K for the year ended December 31, 2009 are available at www.Sajan.com under
[“Proxy filings”] in the [“Investor Relations”] section.

Appendix A

AMENDMENT 2010-1 TO THE AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN
OF SAJAN, INC.

Set forth below is Amendment 2010-1 to the Amended and Restated 2004 Long-Term Incentive Plan of Sajan, Inc. (the “Plan”) This Amendment was approved by the Board of Directors on April 20, 2010 and will be submitted to the stockholders at the next regularly scheduled meeting of stockholders. The Amendment will be effective upon its approval by the stockholders.

The name of the Plan is amended to be the “Sajan, Inc. Amended and Restated 2004 Long-Term Incentive Plan.”

Section 3 of the Plan is amended to increase the number of shares subject to the Plan to 2,200,000.

The first paragraph of Section 3 of the Plan is renumbered as 3(a) and amended to add a new Section 3(b):

(b) Individual Limits. Subject to adjustment as provided in Section 13, no Participant may be granted Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Performance Awards, or any combination thereof relating to more than 300,000 Shares under the Plan during any fiscal year. In addition to the foregoing, the maximum aggregate dollar value that may be paid to any Participant for any Awards denominated in cash in any fiscal year shall be $500,000, including any amounts earned during such fiscal year and deferred. If an Award is cancelled, the cancelled Award shall continue to be counted towards the limitations set forth in this Section 3(b).

Section 4(e) of the Plan (excerpted below) is deleted in its entirety.

(e) Deferral. In the discretion of the Committee, in accordance with any procedures established by the Committee and consistent with the provisions of Section 162(m) of the Code when applied to Participants who may be "covered employees" thereunder, a Participant may be permitted to defer the issuance of shares of Common Stock or cash deliverable upon the exercise of an Option or Stock Appreciation Right, vesting of Restricted Stock, or satisfaction of Other Stock-Based Awards or Other Cash-Based Awards, for a specified period or until a specified date, but not beyond the expiration of the term of such Option, Stock Appreciation Right, Restricted Stock grant, or other Award.

The second sentence of Section 7(a) of the Plan (“Number of Shares and Exercise Price”) which provides “The Exercise Price of any Non-Qualified Option may be less than, equal to or greater than Fair Market Value.” is deleted and replaced with the following sentence:

The Exercise Price of shares of Common Stock that are subject to a Non-Qualified Option shall not be less than 100% of the Fair Market Value of such shares at the time the Non-Qualified Option is granted, as determined in good faith by the Committee.

The first sentence of Section 12(b) of the Plan is deleted and replaced with the following sentence:

(b)	Performance Goals. The performance goals referred to in Section 12(a) must be objective and shall be based upon one or more of the following criteria:

(i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization; (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share of Common Stock; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvements of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) asset turnover; (xx) inventory turnover; (xxi) economic value added (economic profit); (xxii) total stockholder return; and (xxiii) corporate performance indicators (indices based on the level of certain services provided to customers).

[ PROXY CARD ]

Sajan, Inc.
Proxy for Annual Meeting of Stockholders

The undersigned, a stockholder of Sajan, Inc., hereby appoints Mr. Shannon Zimmerman and Mr. Douglas Ramler, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual stockholders’ meeting of Sajan, Inc. to be held at the Sajan corporate offices, 625 Whitetail Boulevard, River Falls, Wisconsin (at the intersection of South U.S. Highway 35 and Whitetail Boulevard), on                ,                    , 2010 at 3:30 p.m. local time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

1.	Proposal to elect seven directors to the Board of Directors.

(01) Shannon Zimmerman (02) Angela Zimmerman (03) Vern Hanzlik (04) Michael Rogers (05) Kris Tufto (06) Benno Sand (07) Richard G. Perkins	☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT	INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the number(s) of that/those nominee(s) on the space provided below:

2.	Proposal to amend the Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized for issuance to 35,000,000.

☐           FOR           ☐           AGAINST                      ☐           ABSTAIN

3.	Proposal to amend the Amended and Restated 2004 Long-Term Incentive Plan.

☐           FOR           ☐           AGAINST                      ☐           ABSTAIN

4.	Proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of the Company for fiscal 2010.

☐           FOR           ☐           AGAINST                      ☐           ABSTAIN

5.	Upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” proposals 1 through 4

(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

(Continued from other side)

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted; FOR the election of all nominees for directors; FOR the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock to 35,000,000; FOR the amendments to the Company’s Amended and Restated 2004 Long-Term Incentive Plan; and FOR ratification of Baker Tilly Virchow Krause, LLP’s appointment as independent registered public accounting firm for fiscal 2010.

Dated                 _______________________, 2010

x__________________________

x__________________________

(Stockholder must sign exactly as the name appears at left above. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. If shares are held by two or more persons as joint tenants, all must sign.)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON __________, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and Annual Report
on Form 10-K for the year ended December 31, 2009 are available at www.Sajan.com under
[“Proxy filings”] in the [“Investor Relations”] section.